UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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U.S. Concrete, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 26, 2007
Dear Stockholder:
     On behalf of the Board of Directors, we invite you to attend the 2007 Annual Meeting of Stockholders of U.S. Concrete, Inc. We will hold the meeting at 8:00 a.m., Central Time, on Thursday, May 24, 2007, at the Houston Marriott Westchase, 2900 Briarpark Drive, Houston, Texas 77042.
     On the following pages you will find the Notice of Annual Meeting of Stockholders and Proxy Statement providing information concerning the matters to be acted on at the meeting. Our Annual Report to Stockholders describing U.S. Concrete’s operations during the year ended December 31, 2006 is enclosed.
     We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote by completing and returning your proxy card in the enclosed envelope before the meeting. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.
     Thank you for your interest in U.S. Concrete.
Sincerely,

/s/ Vincent D. Foster	/s/ Eugene P. Martineau

Vincent D. Foster	Eugene P. Martineau
Chairman of the Board	President and Chief Executive Officer

U.S. CONCRETE, INC.
2925 Briarpark Drive, Suite 1050, Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Thursday, May 24, 2007

To the Stockholders of U.S. Concrete, Inc.:
     The Annual Meeting of Stockholders of U.S. Concrete, Inc. will be held on Thursday, May 24, 2007, at 8:00 a.m., Central Time, at the Houston Marriott Westchase, 2900 Briarpark Drive, Houston, Texas 77042. At the meeting, we will ask you to consider and take action on the following:
(1)	elect seven directors to serve until the 2008 annual meeting of stockholders (Proposal No. 1);

(2)	ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of U.S. Concrete for the year ending December 31, 2007 (Proposal No. 2); and

(3)	transact any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.
     We are sending this notice and the attached proxy statement to our stockholders on or about April 26, 2007. Our Board of Directors has set the close of business on April 12, 2007 as the record date for determining stockholders entitled to receive notice of and to vote at the annual meeting. A list of all stockholders entitled to vote is available for inspection during normal business hours at our principal offices at 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042. This list also will be available at the meeting.
     Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement. Further, to be sure your vote counts and to ensure a quorum, please vote, sign, date and return the enclosed proxy card whether or not you plan to attend the meeting.

By Order of the Board of Directors,

/s/ Curt M. Lindeman

Curt M. Lindeman
Vice President, General Counsel and Corporate Secretary
Houston, Texas
April 26, 2007

U.S. CONCRETE, INC.
PROXY STATEMENT
FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT
THE MEETING AND VOTING

Q:	What am I being asked to vote on?

A:	We are asking you to vote on the following:
•	the election of seven directors to serve until the 2008 annual meeting of stockholders (Proposal No. 1);

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007 (Proposal No. 2); and

•	any other business that may properly come before the meeting or any adjournment or postponement of the meeting.
Our Board currently consists of eight members. However, due to the pending retirement of Eugene P. Martineau from his positions as our Chief Executive Officer and President and as a member of our Board, which will become effective as of the time of the election of directors at the 2007 annual meeting of stockholders, our Board has determined not to name a nominee to fill the director position being vacated by Mr. Martineau, so only seven director positions will be subject to election at the meeting.

Q:	Who may vote?

A:	All stockholders of record as of the close of business on April 12, 2007 are entitled to vote. Holders of our common stock are entitled to one vote per share. As of April 12, 2007, 39,114,719 shares of our common stock were outstanding and entitled to vote.

Q:	Who may attend the meeting?

A:	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.

Q:	How do I vote?

A:	You may vote in two ways:
•	you may come to the annual meeting and cast your vote in person; or

•	you may vote by signing and returning the enclosed proxy card. If you do, the persons named on the card will vote your shares in the manner you indicate.

Q:	Who is soliciting my proxy?

A:	U.S. Concrete is soliciting your proxy on behalf of its Board of Directors.

Q:	What happens if I do not indicate how I wish to vote on one or more of the proposals?

A:	If you return your signed proxy card, but do not indicate how you wish to vote, the persons named as proxies will vote your shares FOR election of all the nominees for director (Proposal No. 1), and FOR ratification of the appointment of PricewaterhouseCoopers LLP (Proposal No. 2). We are unaware of any other matters that may come before the annual meeting. If they do, the proxy holders will vote the proxies according to their best judgment.

Q:	What if I vote by proxy and then change my mind?

A:	You can revoke your proxy at any time before the annual meeting by:
•	writing to U.S. Concrete’s Corporate Secretary at the mailing address in the answer to the last question below;

•	delivering a properly executed proxy dated after the date of the proxy you want to revoke; or

•	attending the annual meeting and casting your vote in person.

Q:	When did U.S. Concrete first distribute this proxy statement and the accompanying form of proxy to stockholders?

A:	We first distributed this proxy statement and the accompanying form of proxy to our stockholders on or about April 26, 2007.

Q:	What constitutes a quorum?

A:	The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting constitutes a quorum. We need a quorum of stockholders to hold a valid annual meeting. If you have properly signed and returned your proxy card, you will be considered part of the quorum. We will count abstentions and broker non-votes as present for the purpose of establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because the broker does not have the authority to do so. If a quorum is not present, the chairman or the holders of a majority of the shares of common stock present in person or by proxy at the annual meeting may adjourn the meeting, without notice other than an announcement at the meeting, until the required quorum is present.

Q:	What vote is required for the passage of each of the proposals up for consideration at the annual meeting?

A:	Directors are elected by a plurality, which means that the seven nominees receiving the greatest number of votes will be elected. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007 requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will have no effect on the vote for directors or the ratification of our independent registered public accounting firm.

Q:	Who will count the votes?

A:	Representatives of Automatic Data Processing, Inc. will tabulate the votes.

Q:	What shares are included on the proxy card?

A:	The shares listed on your card represent, as of the record date, all the shares of common stock held in your name, as distinguished from shares held by a broker in “street” name. You should receive a separate card from your broker if you hold shares in “street” name.

Q:	What does it mean if I get more than one proxy card?

A:	It indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all your shares are voted.

Q:	What is U.S. Concrete’s mailing address?

A:	Our mailing address is U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
     The following table shows the beneficial ownership of our common stock as of April 12, 2007 (except as set forth in the footnotes below) by each person who we know beneficially owns more than 5% of the outstanding shares of our common stock, each of our directors, our chief executive officer, our other executive officers named in the Summary Compensation Table in this proxy statement, and all our directors and executive officers as a group. Unless otherwise indicated in the footnotes below, each individual named has sole voting and dispositive power with respect to the shares shown, and the address of all those persons is c/o U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042.

	Shares of Common Stock
	Beneficially Owned
Name	Number	Percent
Wells Fargo & Company (1)	5,045,702	12.89%
Barclays Global Investors Japan Limited (2)	2,770,481	7.08
GLG Partners LP (3)	2,433,373	6.22
The Galleon Group (4)	2,050,000	5.24
Robert S. Walker (5)	1,677,429	4.29
Thomas J. Albanese (6)	1,303,643	3.33
Eugene P. Martineau (7)	1,108,229	2.83
William T. Albanese (8)	939,476	2.40
Michael W. Harlan (9)	720,217	1.84
Vincent D. Foster (10)	661,728	1.69
Murray S. Simpson (11)	115,353	*
Robert D. Hardy (12)	88,954	*
Mary P. Ricciardello (13)	42,199	*
T. William Porter (14)	42,000	*
John M. Piecuch	2,000	*
Directors and executive officers as a group (18 persons)(15)	7,055,351	18.04

*	Less than 1%.

(1)	Number of shares owned is based solely on a Schedule 13G/A filed with the SEC on February 9, 2006, reporting ownership as of December 31, 2006. This stockholder’s address is 420 Montgomery Street, San Francisco, CA 94104. The Schedule 13G/A reports sole voting power for 4,987,797 shares of common stock and sole dispositive power for 4,152,492 shares of common stock. We have not made any independent determination as to the beneficial ownership of such stockholder and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(2)	Number of shares owned is based solely on a Schedule 13G filed with the SEC on January 23, 2007, reporting ownership as of December 31, 2006. This stockholder’s address is Ebisu Prime Square Tower, 1-1-39 Hiroo Shibuya-Ku,Tokyo 150-8402. The Schedule 13G reports that Barclays Global Investors Japan Limited (“Barclays”) may be deemed to be the beneficial owner of 2,770,481 shares of common stock as a result of acting as investment adviser to or manager of various investment companies, trusts and accounts (the “Funds”). In its role as investment advisor or manager, Barclays possesses sole voting power for 2,678,077 shares of common stock and sole dispositive power for 2,770,481 shares of common stock that are owned by the Funds. Barclays disclaims beneficial ownership of those shares of common stock because they are owned by the Funds. We have not made any independent determination as to the beneficial ownership of such stockholder and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(3)	Number of shares owned is based solely on a Schedule 13G/A filed with the SEC on February 14, 2007, reporting ownership as of December 31, 2006. This stockholder’s address is 1 Curzon Street, London W1J5HB, United Kingdom. The schedule 13G/A reports shared voting power and shared dispositive power for 2,433,373 shares of common stock owned by GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre LaGrange and Emmanuel Roman, all of which share the same address as GLG Partners LP. We have not made any independent determination as to the beneficial ownership of such stockholder and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(4)	Number of shares owned is based solely on a Schedule 13G/A filed with the SEC on February 13, 2007, reporting ownership as of December 31, 2006. This stockholder’s address is 590 Madison Avenue, 34th Floor, New York, NY

10022. The Schedule 13G/A reports shared voting and shared dispositive power for: 2,050,000 shares of common stock owned by the Galleon group, Raj Rajaratnam, Galleon Management L.L.C. and Galleon Management L.P.; 409,210 shares of common stock owned by Galleon Advisors, L.L.C. and Galleon Captain’s Partners, L.P.; and 50,000 shares of common stock owned by Galleon Diversified Fund, LTD; and 1,590,790 shares of common stock owned by Galleon Captain’s Offshore, LTD, all of which share the same address as The Galleon Group. We have not made any independent determination as to the beneficial ownership of such stockholder and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(5)	Includes 45,000 shares of common stock Mr. Walker has the right to acquire within 60 days on the exercise of stock options, 1,070,557 shares deemed beneficially owned by Mr. Walker as co-trustee of the Walker Family Trust and 561,872 deemed beneficially owned by Mr. Walker as general partner of Karob, L.P.

(6)	Includes 50,000 shares of common stock Mr. Albanese has the right to acquire within 60 days on the exercise of stock options, 25,130 shares deemed beneficially owned by Mr. Albanese as co-trustee of the Thomas J. Albanese Trust, 1,191,311 shares owned by Mr. Albanese as trustee of the Maureen H. Albanese Qtip trust and 26,750 restricted shares.

(7)	Includes 515,000 shares of common stock Mr. Martineau has the right to acquire within 60 days on the exercise of stock options and 134,375 restricted shares.

(8)	Includes 50,000 shares of common stock Mr. Albanese has the right to acquire within 60 days on the exercise of stock options, 852,274 shares deemed beneficially owned by Mr. Albanese as co-trustee of the William T. Albanese Revocable Trust and 26,750 restricted shares.

(9)	Includes 385,000 shares of common stock Mr. Harlan has the right to acquire within 60 days on the exercise of stock options, 50,000 shares deemed beneficially owned by Mr. Harlan as co-trustee of the Michael and Bonnie Harlan 1996 Trust and 99,625 restricted shares.

(10)	Includes 195,000 shares of common stock Mr. Foster has the right to acquire within 60 days on the exercise of stock options, 300 shares deemed beneficially owned by Mr. Foster as custodian under the Texas Uniform Gifts to Minors Act.

(11)	Includes 45,000 shares of common stock Mr. Simpson has the right to acquire within 60 days on the exercise of stock options, 34,762 shares deemed beneficially owned by Mr. Simpson as trustee of the Murray S. Simpson 1990 Trust and 30,591 shares owned by the Cora S. Simpson 1990 Trust of which Mr. Simpson’s wife serves as trustee. Mr. Simpson disclaims beneficial ownership of the 30,591 shares the Cora S. Simpson 1990 Trust owns.

(12)	Includes 56,250 restricted shares.

(13)	Includes 41,699 shares of common stock Ms. Ricciardello has the right to acquire within 60 days on the exercise of stock options.

(14)	Includes 30,000 shares of common stock Mr. Porter has the right to acquire within 60 days on the exercise of stock options.

(15)	Includes 1,451,699 shares of common stock the directors and executive officers as a group have the right to acquire within 60 days on the exercise of stock options and 513,876 restricted shares.
     The number of shares and percentage of ownership for each person listed and for the directors and executive officers as a group assume that shares of common stock those persons may acquire within 60 days are outstanding, unless otherwise indicated.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
     Our Board currently consists of eight members. However, due to the pending retirement of Eugene P. Martineau from his positions as our Chief Executive Officer and President and as a member of our Board, which will become effective as of the time of the election of directors at the 2007 annual meeting of stockholders, our Board has determined not to name a nominee to fill the director position being vacated by Mr. Martineau, so only seven director positions will be subject to election at the meeting. The persons named in the enclosed proxy will vote to elect all of the nominees as directors for terms ending at the 2008 annual meeting of stockholders, unless you withhold authority to vote for any or all of the nominees by marking the proxy to that effect or so voting in person.
     Information regarding the ages and backgrounds of the nominees is set forth below:

Nominee	Age	Position(s) Held
Michael W. Harlan	46	Director, Chief Operating Officer and Executive Vice President Director
Vincent D. Foster	50	Director and Chairman of the Board (1)
T. William Porter, III	65	Director (2)
Mary P. Ricciardello	51	Director (3)
Murray S. Simpson	69	Director (4)
Robert S. Walker	63	Director (5)
John M. Piecuch	58	Director

(1)	Chairman of the Board, Member of the Audit Committee, Member of the Compensation Committee and Member of the Executive Committee.

(2)	Member and Chair of the Compensation Committee and Member of the Nominating and Corporate Governance Committee.

(3)	Member and Chair of the Audit Committee

(4)	Member of the Audit Committee, Member of the Executive Committee and Member and Chair of the Nominating and Corporate Governance Committee.

(5)	Member of the Compensation Committee, Member of the Executive Committee and Member of the Nominating and Corporate Governance Committee.
     Michael W. Harlan has served as our Executive Vice President and Chief Operating Officer since April 2003. Mr. Harlan served as our Chief Financial Officer from September 1998 to November 2004, as Senior Vice President from September 1998 to April 2003, and as our Corporate Secretary from September 1998 to August 1999. Mr. Harlan served as Senior Vice President and Chief Financial Officer of Apple Orthodontix, Inc., an orthodontic practice management company, from March 1997 to August 1998. From December 1996 to February 1997, Mr. Harlan served as a consultant to Apple Orthodontix on financial and accounting matters. From April 1991 through December 1996, Mr. Harlan held various positions in the finance and acquisitions departments, including Treasurer from September 1993 to December 1996, of Sanifill, Inc., an international environmental services company that USA Waste Services, Inc. acquired in 1996. Mr. Harlan is also a director of the National Ready-Mixed Concrete Association, the industry’s largest trade organization (the “NRMCA”), and a director of Waste Connections, Inc., a solid waste services company.
     Vincent D. Foster has served as one of our directors since August 1998 and became nonexecutive Chairman of the Board of Directors in May 1999. Since 2002, Mr. Foster has served as a Senior Managing Director of Main Street Capital Partners, LLC, which manages two investment funds, Main Street Mezzanine Fund, LP and Main Street Capital II, LP, licensed small business investment corporations. He also served as Senior Managing Director of Main Street Equity Ventures II, L.P. (and its predecessor firm), a private equity firm, from 1997 through 2002. From September 1988 through October 1997, Mr. Foster was a partner of Andersen Worldwide and Arthur Andersen LLP, where he served as the director of the corporate finance practice and the mergers and acquisitions practice in the southwestern United States. Mr. Foster has served as a director of the Houston, Texas chapter of the National Association of Corporate Directors, of which he is a founding member, since July 2002. He is also a director of Quanta Services, Inc., an electrical and telecommunications contracting company, Carriage Services, Inc., a death-care company, and Team Inc., a provider of specialty industrial services.

     T. William Porter, III has served as one of our directors since September 2001. Mr. Porter is the Chairman of Porter & Hedges, L.L.P., a Houston, Texas law firm, of which Mr. Porter has been a partner since its founding in 1981. Mr. Porter is also a director of Helix Energy Solutions Group, Inc., a marine contractor and operator of offshore oil and gas properties and production facilities, and Copano Energy, L.L.C., a midstream energy company with networks of natural gas gathering and intrastate transmission pipelines.
     Mary P. Ricciardello has served as one of our directors since February 2003. Ms. Ricciardello served as Senior Vice President and Chief Accounting Officer of Reliant Energy, Incorporated, a diversified energy company now known as CenterPoint Energy, Inc., from January 2001 through August 2002, where she also served as Senior Vice President and Comptroller from 1999 through 2001, as Vice President and Comptroller from 1996 through 1999, as Corporate Comptroller from 1993 through 1996 and in various other positions from 1982 through 1993. In addition, Ms. Ricciardello served as Senior Vice President and Chief Accounting Officer of Reliant Resources, Inc. (now Reliant Energy, Inc.) from 2001 through 2002, a company to which Reliant Energy, Inc. transferred its unregulated energy business in 2001. Ms. Ricciardello has served as a director of the Houston, Texas chapter of the National Association of Corporate Directors since May 2004. Ms. Ricciardello’s current principal occupation is as a certified public accountant and she has not held a principal employment position with a third-party employer since leaving her positions with Reliant Energy, Inc. and Reliant Resources, Inc. in 2002. Ms. Ricciardello is also a director of Noble Corporation, an offshore drilling company.
     Murray S. Simpson has served as one of our directors since May 1999. From 1975 until 1990, Mr. Simpson served as President and Chief Executive Officer of Super Concrete Corporation. Following that company’s merger with British construction materials producer Evered, plc, which is now known as Aggregate Industries, plc, an affiliate of Holcim Ltd., Mr. Simpson served in various roles, including Executive Vice President, Corporate Development, for its U.S. operations and Director and Counsel for its mid-Atlantic area subsidiary, Bardon, Inc. Mr. Simpson has served on the board of directors of the NRMCA for approximately 27 years and served as its chairman of the board from 1997 to 1998. He has also served as a director of the National Aggregates Association.
     Robert S. Walker has served as one of our directors since May 1999 and served as Executive Vice President—Operations of our Bay Area Region from May 1999 to December 2000. From 1965 until May 1999, Mr. Walker served as President of Walker’s Concrete, Inc., a company we acquired in May 1999. He is currently a real estate developer.
     John M. Piecuch was elected to serve as one of our directors on February 27, 2007. From 2002 to 2006, Mr. Piecuch served as President and Chief Executive Officer of MMI Products, Inc., a manufacturer and supplier of construction products, including concrete and steel reinforcement products, used in North American residential and nonresidential construction industries. Mr. Piecuch served as President and Chief Executive Officer of Lafarge Corporation, a leading producer of cement and concrete products in North America, from 1996 to 2001. Previously, he served in various other positions with Lafarge Corporation and its parent entity, Lafarge S.A., from 1987 to 1996. From 1979 to 1986, Mr. Piecuch held various positions, including President of the Cement Division of National Gypsum Company, a building products manufacturer. Mr. Piecuch is also a director and chair of the audit committee of Brampton Brick Limited, a company with shares listed on the Toronto Stock Exchange.
     The election of any director requires the favorable vote of the holders of a plurality of the shares of common stock present and voting, in person or by proxy, at the annual meeting. If a quorum is present, any abstentions or broker non-votes will not affect the vote. If you properly sign and return the enclosed proxy, and unless you withhold authority to vote for one or more of the nominees, the persons named as proxies will vote “FOR” the election of the nominees listed above. We do not expect that any of the nominees will refuse or be unable to act as a director of U.S. Concrete for the term specified. If, however, any nominee becomes unable or unwilling to serve as a director prior to the vote, the persons named as proxies intend to vote the proxy shares for the election of any other person the Board of Directors may designate.
  The Board of Directors recommends that you vote FOR the election of our director nominees.

INFORMATION CONCERNING THE BOARD OF DIRECTORS
AND COMMITTEES
Board of Directors
     Our Board met nine times and took action by unanimous written consent on two occasions during 2006. Our Board has standing audit, compensation, nominating and corporate governance, and executive committees. During 2006, each member of the Board attended at least 75% of the aggregate number of meetings of the Board and any committee of the Board on which such director served. Our common stock is quoted on the Nasdaq Global Select Market (the “Nasdaq”). As a result, we are subject to the Nasdaq listing standards. The Board has determined that six of its members, Ms. Ricciardello and Messrs. Foster, Piecuch, Porter, Simpson and Walker, are “independent directors” within the meaning of the applicable listing standards of the Nasdaq.
     Our policy is to encourage all members of the Board to attend our annual meetings of stockholders. All members of the Board attended last year’s annual meeting.
     Audit Committee
     The audit committee, which met six times during 2006, consists of Ms. Ricciardello (chair) and Messrs. Foster and Simpson. The audit committee is governed by a charter our Board has adopted, a copy of which is available on our Web site at www.us-concrete.com. The Board has determined that each member of the audit committee is an “independent director” in accordance with the applicable rules of the SEC and applicable corporate governance standards of the Nasdaq. The Board has determined that Ms. Ricciardello and Mr. Foster are each an “audit committee financial expert,” as defined in the applicable rules of the SEC. For information relating to Ms. Ricciardello’s and Mr. Foster’s backgrounds, see their respective biographical information under “Election of Directors” above.
     The audit committee assists our Board in fulfilling its oversight responsibility relating to:
•	the integrity of our financial statements and financial reporting process;

•	the adequacy of our internal control over financial reporting;

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our compliance with legal and regulatory requirements.
     The audit committee’s purpose is to oversee our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm and the performance of our internal auditors. Our management is responsible for preparing our financial statements and for our internal controls, and our independent registered public accounting firm is responsible for auditing those financial statements and the related audit of internal control over financial reporting. The audit committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent registered public accounting firm’s work. The following functions are among the key duties and responsibilities of the audit committee:
•	reviewing and discussing with management and our independent registered public accounting firm our audited and interim unaudited financial statements and related disclosures included in our periodic reports filed with the SEC;

•	recommending to the Board whether our audited financial statements should be included in our annual report on Form 10-K for that year;

•	reviewing and discussing the scope and results of the independent registered public accounting firm’s annual audit and quarterly reviews of our financial statements, and any other matters required to be communicated to the audit committee by the independent registered public accounting firm;

•	discussing with management, our senior internal auditor and our independent registered public accounting firm the adequacy and effectiveness of our disclosure controls and procedures, our internal controls and procedures for financial reporting and our risk assessment and risk management policies;

•	the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, including overseeing their independence;

•	reviewing and pre-approving all audit and permitted non-audit services that may be performed by our independent registered public accounting firm;

•	reviewing and assessing, on an annual basis, the adequacy of the audit committee’s charter and recommending revisions to the Board; and

•	reviewing the appointment of our senior internal auditor, reviewing and discussing with such individual the scope and staffing of our internal audits and reviewing all significant internal audit reports.
The audit committee meets separately with our internal auditors and the independent registered public accounting firm to provide an open avenue of communication.
     Compensation Committee
     The compensation committee, which met five times and took action by unanimous written consent on 16 occasions during 2006, consists of Messrs. Porter (chair), Foster and Walker. The compensation committee is governed by a charter our Board has adopted, a copy of which is available on our Web site at www.us-concrete.com.
     For additional information regarding the compensation committee, see “Compensation Committee Interlocks and Insider Participation” and “Compensation Discussion and Analysis.”
     Nominating and Corporate Governance Committee
     The nominating and corporate governance committee, which met three times during 2006, consists of Messrs. Simpson (chair), Porter and Walker. The nominating and corporate governance committee is governed by a charter our Board has adopted, a copy of which is available on our Web site at www.us-concrete.com. Each member of the nominating and corporate governance committee is an “independent director,” within the meaning of the applicable Nasdaq listing standards.
     The following functions are among the key duties and responsibilities of the nominating and corporate governance committee:
•	evaluating candidates for membership on the Board;

•	recommending to the full Board all nominees for election to the Board by our stockholders;

•	advising the compensation committee regarding the compensation paid to nonemployee directors in the form of annual retainers and meeting fees;

•	recommending directors to be elected by the Board to fill vacancies on the Board; and

•	reviewing, and making recommendations to the Board regarding, corporate governance matters.
     In carrying out its function to evaluate and recommend nominees for election to the Board, the nominating and corporate governance committee considers a candidate’s mix of skills, experience, character, commitment and diversity of background, all in the context of the requirements of the Board at that time. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board, and not have other personal or professional commitments that would, in the nominating and corporate governance committee’s judgment, interfere with or limit such candidate’s ability to do so. Additionally, in determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at Board and committee meetings and participation in and contributions to the activities of the Board. The nominating and corporate governance committee has no stated specific, minimum qualifications that must be met by a candidate for a position on our

Board. The committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” within the meaning of the applicable Nasdaq listing standards.
     The nominating and corporate governance committee’s methods for identifying candidates for election to the Board (other than those proposed by U.S. Concrete’s stockholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources, including members of the Board, our executives, individuals personally known to the members of the Board and other research. The nominating and corporate governance committee also has authority to select and compensate a third-party search firm to help identify candidates, if the committee deems it advisable to do so.
     The nominating and corporate governance committee will consider nominees stockholders recommend. Stockholders may submit nominations to the nominating and corporate governance committee in care of Corporate Secretary, U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042. As to each person a stockholder proposes to nominate for election as a director, our bylaws provide that the nomination notice must: (1) include the name, age, business address and principal occupation or employment of that person, the number of shares of common stock that person owns beneficially or of record and any other information relating to that person that Section 14 of the Securities Exchange Act of 1934 and the related SEC rules and regulations require; and (2) be accompanied by the written consent of the person that stockholder proposes to nominate for election as a director to be named in the proxy statement as a nominee and to serve as a director if elected. The nomination notice must also include, as to that stockholder or that beneficial owner, if any, of common stock on whose behalf that stockholder is making the nomination or nominations:
•	the name and address of that stockholder, as they appear on U.S. Concrete’s books, and the name and address of that beneficial owner;

•	the number of shares of common stock that stockholder and that beneficial owner each owns beneficially or of record;

•	a description of all arrangements and understandings between that stockholder or that beneficial owner and each proposed nominee of that stockholder and any other person or persons (including their names) pursuant to which that stockholder will make the nomination(s);

•	a representation by that stockholder that he or she intends to appear in person or by proxy at that meeting to nominate the person(s) named in that nomination notice; and

•	any other information relating to that stockholder or that beneficial owner that Section 14 of the Securities Exchange Act of 1934 and the related SEC rules and regulations require.
     To be timely for consideration at our 2008 annual meeting, our Corporate Secretary must receive a stockholder’s nomination notice at our principal executive offices, at the address set forth above, no earlier than November 26, 2007 and no later than the close of business on February 24, 2008.
     The nominating and corporate governance committee will consider all candidates identified through the processes described above, whether identified by the committee or by a stockholder, and will evaluate each of them on the same basis.
     Executive Committee
     The executive committee, which met twice during 2006 and took action by unanimous written consent on two occasions during 2006, consists of Messrs. Foster, Martineau (chair), Simpson and Walker. The following are among the key duties and responsibilities of the executive committee:
•	reviewing and monitoring the strategic direction of our acquisition program;

•	approving acquisitions that involve consideration within limits our Board has established; and

•	exercising such authority as is delegated to it from time to time by our Board.
     Upon the effectiveness of Mr. Martineau’s retirement, we expect that Michael W. Harlan will be added to the executive committee as the chair.

Compensation Committee Interlocks and Insider Participation
     All members of our Compensation Committee (Messrs. Porter, Foster and Walker) are independent in accordance with the applicable Nasdaq listing standards. No member of the Compensation Committee was, during the year ended December 31, 2006, an officer or employee of U.S. Concrete or any of its subsidiaries. Mr. Walker was an employee of U.S. Concrete from May 1999 until December 2000. During the year ended December 31, 2006, no member of the Compensation Committee had any material interest in a transaction of U.S. Concrete or a material business relationship with, or any indebtedness to, U.S. Concrete. No interlocking relationship existed during the year ended December 31, 2006 between any member of the Board of Directors or the Compensation Committee and an executive officer of U.S. Concrete.
Communication with Board of Directors
     Stockholders may communicate with our Board by sending their communication to U.S. Concrete, Inc. Board of Directors, c/o Corporate Secretary, 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042. All stockholder communications received by our Corporate Secretary will be delivered to the Chairman of the Board.
Director Compensation
     We pay to each of our nonemployee directors the following fees:
•	an annual retainer of $10,000;

•	$5,000 for each Board meeting attended in person and $2,500 for each Board meeting attended telephonically;

•	$5,000 for each audit committee meeting attended by the chairperson of the audit committee, whether attended in person or telephonically and whether or not the meeting is held on the same day as a Board meeting;

•	$4,000 for each audit committee meeting attended by each other member of the audit committee, whether attended in person or telephonically and whether or not the meeting is held on the same day as a Board meeting; and

•	$1,000 for each other Board committee meeting attended in person and $500 for each such other Board committee meeting attended telephonically, unless the committee meeting is held on the same day as a Board meeting, in which case the committee member receives no fee for attending that committee meeting.
We also annually grant each nonemployee director an option to purchase 10,000 shares of common stock under our 1999 Incentive Plan. We do not pay any additional compensation to our employees for serving as directors, but we reimburse all directors for out-of-pocket expenses they incur in connection with attending Board and Board committee meetings or otherwise in their capacity as directors.
     The table below summarizes the compensation we paid to our nonemployee directors during the year ended December 31, 2006.

2006 DIRECTOR COMPENSATION TABLE

	Fees Earned or		All Other
	Paid in Cash	Option Awards	Compensation	Total
Name (1)	($)	($) (2)	($)	($)
Vincent D. Foster	$60,000	$45,780	$0	$105,780

T. William Porter III	$47,000	$45,780	$0	$92,780

Mary P. Ricciardello	$75,000	$45,780	$0	$120,780

Murray S. Simpson	$70,000	$45,780	$0	$115,780

Robert S. Walker	$47,000	$45,780	$0	$92,780

John R. Colson (3)	$24,000	$0	$0	$24,000

(1)	Messrs. Martineau and Harlan are not included in this table as they are employees and thus receive no compensation for their services as directors. The compensation Mr. Martineau and Mr. Harlan received in 2006 is shown in the 2006 Summary Compensation Table.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R) issued by the Financial Accounting Standards Board. As of December 31, 2006, Mr. Foster, Mr. Porter, Ms. Ricciardello, Mr. Simpson and Mr. Walker had outstanding options to purchase 195,000, 45,000, 41,699, 45,000 and 45,000 shares, respectively.

(3)	Mr. Colson determined not to stand for re-election at our 2006 Annual Meeting of Stockholders, and retired as a director of the company effective May 9, 2006.

EXECUTIVE OFFICERS
     The following table provides information about our current executive officers:

Name	Age	Position(s) held
Eugene P. Martineau	67	Director, President and Chief Executive Officer
Michael W. Harlan	46	Director, Executive Vice President and Chief Operating Officer
Robert D. Hardy	46	Senior Vice President and Chief Financial Officer
William T. Albanese	63	Regional Vice President—Northern California Region
Thomas J. Albanese	60	Executive Vice President of Sales—Bay Area Region
Scott R. Evans	52	Regional Vice President—South Central Region
M. Terry Green	59	Senior Vice President—Operations
Sean M. Gore	39	Vice President—Finance
Wallace H. Johnson	58	Vice President—Marketing and Sales
Gary J. Konnie	53	Vice President—Human Resources
Curt M. Lindeman	36	Vice President, General Counsel and Corporate Secretary
Cesar Monroy	46	Treasurer
     Upon the effectiveness of Mr. Martineau’s retirement, we expect that the Board will appoint Mr. Harlan as our President and Chief Executive Officer. For a description of the business background of Mr. Harlan, see “Election of Directors” above.
     Eugene P. Martineau has served as our Chief Executive Officer and President since September 1998 and as one of our directors since March 1999. Mr. Martineau has over 39 years of experience in the concrete industry. From 1992 until joining us, he served as Executive Vice President for the Concrete Products Group of Southdown, Inc., a publicly traded, integrated cement and ready-mixed concrete company that Cemex S.A. de C.V. acquired in November 2000. From April 1990 through March 1992, Mr. Martineau served as Vice President and General Manager of Southdown’s Florida Mining and Materials. Prior to March 1992, Mr. Martineau held various executive management positions with Allied Ready Mix, Inc., Ready Mix Concrete Company, the Lehigh Portland Cement Company and Allied Products Company. Mr. Martineau has served as a director of the NRMCA from 1994 through 1997, from 1999 through 2002 and since 2003, and also served as a member of the Executive Committee of the NRMCA during 1997, 2000 and 2004. He served as chairman of the NRMCA’s Promotion Committee from 1997 through March 1999. Since 1999, Mr. Martineau has served as a trustee of the RMC Research Foundation, an organization that serves the ready-mixed concrete industry by promoting and funding research and education for the industry, and during 2004 he also served as chairman of the RMC Research Foundation. From 1994 through 1997, Mr. Martineau served as the National Director of RMC 2000, a program that has been adopted by the NRMCA to promote ready-mixed concrete as a building and paving material and improve the overall image of the ready-mixed concrete industry.
     Robert D. Hardy has served as our Senior Vice President and Chief Financial Officer since November 2004. From January 2004 through November 2004, Mr. Hardy was self-employed as a business consultant to NL Industries, Inc., an international chemical company. From 1992 through 2003, Mr. Hardy held various positions of increasing responsibility in the tax, accounting and finance departments of NL Industries, including Chief Financial Officer beginning in January 2002, Vice President and Controller from 1999 to September 2003, Assistant Secretary from 1998 to September 2003 and Assistant Treasurer from prior to 1998 to January 2002. From January 2002 until February 2003, he also served as NL Industries’ Treasurer. From 1992 to 1998, Mr. Hardy served as NL Industries’ Director of Taxes and from 1998 to 1999 he served as its Vice President—Tax.
     William T. Albanese has served as our Regional Vice President—Northern California Region since May 2005, and served as President of our Bay Area Region from June 1999 through May 2005. From 1987 through May 1999, Mr. Albanese served as President of Central Concrete Supply Co., Inc. (“Central”), one of the companies we acquired in May 1999 as the platform business of our Bay Area Region into which we subsequently consolidated other Bay Area operations. Previously, he served in various other capacities for Central since 1966. Mr. Albanese is the brother of Thomas J. Albanese, the Executive Vice President of Sales of our Bay Area Region.

     Thomas J. Albanese has served as Executive Vice President of Sales of our Bay Area Region since June 1999. From 1987 through May 1999, Mr. Albanese served as Vice President of Central. Previously, he served in various other capacities for Central since 1969. Mr. Albanese is the brother of William T. Albanese, the Regional Vice President of our Northern California Region.
     Scott R. Evans has served as our Regional Vice President—South Central Region since October 2004. Mr. Evans has over 25 years of experience in the ready-mixed concrete industry. He previously served as Vice President and General Manager of Beall Concrete Industries, Ltd. (“Beall”), our subsidiary operating in north Texas, with additional oversight of our southwest Oklahoma operations, from April 2002 through October 2004, and served as General Manager of Beall from September 2000 through April 2002. From late 1999 to September 2000, Mr. Evans was self-employed as a business consultant to the concrete industry in the north Texas market. From 1986 through 1999, Mr. Evans held various positions of increasing responsibility with Lattimore Materials Company, a ready-mixed concrete company with aggregates quarries operating in north Texas and southern Oklahoma, including President from 1998 through 1999, Executive Vice President from 1990 through 1998, and Vice President and General Manager from 1986 through 1990. From 1981 through 1986, Mr. Evans held various positions with Gifford Hill Concrete Products, a construction materials company, including as Sales Manager of its Dallas, Texas operation from 1983 through 1986.
     M. Terry Green has served as our Senior Vice President—Operations since October 2005, and served as Vice President—Operational Integration from May 1999 through October 2005. Mr. Green has managed the operations of ready-mixed concrete producers and other transportation-related businesses for over 20 years. From August 1998 until May 1999, he served as Vice President of Maintenance for Armellini Express Lines, Inc. From January 1989 until June 1998, Mr. Green served as Director of Maintenance, Equipment and Purchasing for the concrete products division of Southdown, Inc. From 1980 until 1989, Mr. Green held various positions with Kraft, Inc., serving as Private Fleet Operations Manager from 1988 until 1989.
     Sean M. Gore has served as our Vice President—Finance since February 2006, and served as our Director of Business Development from February 2005 through February 2006. From August 2004 through February 2005, Mr. Gore was self-employed as a business consultant to U.S. Concrete. From January 2004 through July 2004, Mr. Gore was self-employed as a business consultant to Petroleum Geo-Services ASA, an international oilfield services company. From 1995 through 2003, Mr. Gore held various positions of increasing responsibility with Petroleum Geo-Services, including Vice President and Corporate Controller from May 2001 through December 2003, Vice President – Finance and Business Development from October 1999 through April 2001, Vice President – Finance from January 1997 through September 1999, and Controller from May 1995 through December 1996. From 1989 through 1995, Mr. Gore held various positions of increasing responsibility in the audit division of the accounting firm now known as PricewaterhouseCoopers LLP.
     Wallace H. Johnson has served as our Vice President—Marketing and Sales since November 2004. Mr. Johnson has over 30 years of experience in the construction supply industry. From June 2002 through November 2004, Mr. Johnson served as Vice President of Sales and Marketing of Systech Inc., a provider of software systems for the ready-mixed concrete and aggregate industries. From May 2001 through June 2002, he served as Director of Sales of Buildpoint Corp., a provider of online bid management services for general contractors that Construction Software Technologies, Inc. acquired in 2004. From 1977 through May 2001, Mr. Johnson served in various sales and sales management positions within the construction products division of W. R. Grace & Co., a global specialty chemicals and materials company, including from 1996 through 2001 as regional sales manager and from 1993 through 1996 as North American sales manager.
     Gary J. Konnie has served as our Vice President—Human Resources since November 2004. Mr. Konnie has over 30 years of human resources management experience. From October 2002 through March 2004, Mr. Konnie served as Senior Vice President of Human Resources of El Paso Corporation, a provider of natural gas and related energy products. From October 1999 through October 2002, he served as El Paso’s Vice President of Human Resources, and, from May 1998 through October 1999, he served as El Paso’s Director of Human Resources. From 1996 through May 1998, Mr. Konnie served as Vice President of Human Resources for Meridian Aggregates Company, a producer of construction aggregates. Prior to 1996, Mr. Konnie held various human resources positions with Rio Tinto plc (formerly RTZ PLC), Burlington Resources Inc., Boise Cascade, LLC and General Motors Corporation.

     Curt M. Lindeman has served as our Vice President and General Counsel since January 2007 and as our Corporate Secretary since September 2006. From June 2006 though January 2007, he served as our Assistant General Counsel. From March 2002 through June 2006, Mr. Lindeman was self-employed as an attorney representing various companies, including U.S. Concrete. From November 1999 through March 2002, he served as Senior Counsel for Coach USA, Inc., a passenger transportation company. From June 1999 to November 1999, Mr. Lindeman served as counsel for Coral Energy, L.P., a wholesale natural gas and power marketing and trading company affiliated with Shell Oil Company. From September 1997 to June 1999, he served as an attorney with Shook, Hardy & Bacon L.L.P.
     Cesar Monroy has served as our Treasurer since July 2005. He previously served as our Vice President—Finance from April 2003 until July 2005, and as our Vice President—Accounting from June 2002 to April 2003. From 1995 through May 2002, Mr. Monroy was self-employed as a business consultant to various companies, including as a consultant to U.S. Concrete from March 2000 through May 2002. From 1993 through 1995, he served as the Chief Financial Officer of Fairchild Aircraft, a commercial aircraft manufacturer.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
     This Compensation Discussion and Analysis addresses the following topics:
•	our compensation committee structure and its responsibilities;

•	our compensation-setting process;

•	our compensation philosophy and policies regarding executive compensation;

•	the elements of our executive compensation program; and

•	our compensation decisions for fiscal year 2006 and for the first quarter 2007.
Structure and Responsibilities of the Compensation Committee
Compensation Committee Members and Independence
     T. William Porter III, Vincent D. Foster and Robert S. Walker are the members of the compensation committee. Mr. Porter, who has served on our Board of Directors for approximately six years, is the committee chairman. The Board has determined that each member of the compensation committee is an “independent director” in accordance with the applicable rules of the SEC and the applicable listing standards of the Nasdaq.
Responsibilities of Committee
     There are three primary purposes of the compensation committee: (1) to discharge the Board’s responsibilities relating to compensation of our executives and directors; (2) to produce annual reports relating to our compensation discussion and analysis for inclusion in the proxy statements for our annual meetings; and (3) to oversee the adoption of policies that govern our compensation programs, including stock and incentive plans. The committee operates under a written charter adopted by the Board. A copy of the charter is available at www.us-concrete.com under Investors – Corporate Governance. Pursuant to the charter, the committee has the resources necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants as it deems necessary. The following functions are among the key responsibilities and duties of the compensation committee, any of which may be delegated to one or more subcommittees, as the committee may deem necessary or appropriate:
•	review the competitiveness of our compensation programs for executive officers to (1) ensure the attraction and retention of executive officers, (2) ensure the motivation of our executive officers to achieve our business objectives and (3) align the interest of our executive officers and key employees with the long-term interests of our stockholders;

•	review trends in management compensation, oversee the development of new compensation plans and, when necessary, approve the revision of existing plans;

•	evaluate the performance of our chief executive officer and other executive officers;

•	periodically review the compensation paid to nonemployee directors through annual retainers and meeting fees and, after consulting with the nominating and corporate governance committee, make recommendations to the Board for any adjustments;

•	approve the salaries, bonuses and other compensation for all our executive officers;

•	review and approve compensation packages for new executive officers and termination packages for executive officers as may be suggested by management;

•	review and discuss with the Board and our executive officers plans for executive officer development and corporate succession plans for the chief executive officer and other executive officers;

•	review and make recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans;

•	administer our employee benefit plans and discharge any responsibilities imposed on the committee under those plans, including making and authorizing grants, in accordance with the terms of those plans;

•	review periodic reports from management on matters relating to personnel appointments and practices;

•	produce annual reports relating to our compensation discussion and analysis for inclusion in the proxy statements for our annual meetings in compliance with applicable SEC rules and regulations; and

•	annually evaluate the committee’s performance and its charter.
The Compensation Committee Process
Committee Meetings
     The compensation committee meets at least as often as necessary to perform its duties and responsibilities and works with management to establish the agenda for each meeting. The committee held five meetings during calendar year 2006 and has held three meetings, and has taken action by unanimous written consent on one occasion so far during calendar year 2007.
     The committee typically meets at least annually with our chief executive officer, chief operating officer, vice president of human resources and, where appropriate and as needed, general counsel and outside advisors. The committee also meets as needed in executive sessions without management, including at least annually, to evaluate the performance of our chief executive officer and chief operating officer, to determine their bonuses for the prior fiscal year, to set their base salaries for the next calendar year, and to consider and approve any grants to them of equity incentive compensation. The committee typically receives and reviews materials in advance of each meeting. These materials include information that our management believes will be helpful to the committee, as well as materials that the committee has specifically requested. Depending on the agenda for the particular meeting, this information may include:
•	reports of other officers’ and general managers’ compensation;

•	financial reports on year-to-date performance versus budget and versus prior year performance;

•	calculations and reports on levels of achievement of individual and corporate performance objectives;

•	information regarding compensation levels at peer groups of companies identified by our compensation committee and compensation consultants and reports on U.S. Concrete’s two-year performance and current year performance versus those peer groups;

•	tally sheets setting forth the total compensation of the chief executive officer and the chief operating officer, including base salary, cash incentives, equity awards and other compensation, and amounts payable to these executives upon voluntary or involuntary termination, early or normal retirement, or following a change-in-control of U.S. Concrete;

•	management’s proposals for salary, bonus and long-term incentive compensation; and

•	proposed bonus information on all Houston corporate office employees.
Management’s Role in the Compensation-Setting Process
     Management plays a key role in the compensation-setting process. The most significant aspects of management’s role are:
•	recommending salary levels and restricted stock awards;

•	recommending business performance targets and objectives for approval by the compensation committee in connection without incentive compensation plans; and

•	evaluating employee performance.

     Our chief executive officer, chief operating officer, chief financial officer and vice president of human resources are, collectively, the “Administrator” of our short-term incentive plan, which is our annual cash bonus plan. The Administrator has the authority to interpret the plan, to exercise discretion in interpolating performance levels and award payouts outside of or between the designated benchmarks, as well as to take all steps and make all determinations in connection with the incentive plan and bonus payouts as it deems necessary. All award payouts must be approved by the committee.
     Our chief executive officer and chief operating officer also participate in committee meetings at the committee’s request to provide:
•	background information regarding U.S. Concrete’s strategic objectives;

•	their evaluations of the performance of all senior executive officers, including Messrs. Hardy, William Albanese and Thomas Albanese; and

•	compensation recommendations as to all executive officers (other than themselves).
Compensation Consultants
     Compensation data is obtained from Equilar, a proxy compensation database resource, and from Towers Perrin, a nationally recognized executive compensation consulting firm. We obtain information to ascertain the median target level for the performance-based components of our compensation program annually from both Equilar and Towers Perrin. Upon the recommendation of our senior executive officers, the compensation committee engaged Towers Perrin in the first quarter of fiscal 2007 to provide us with data regarding the median target level for the performance-based components with respect to bonus and equity expressed in terms of “a percent of base pay” for various salary levels for domestic companies with revenues between $500 million and $1 billion. Equilar provides us with the peer group proxy data necessary to determine available median levels for base salaries. The Towers Perrin data is then used in conjunction with data from Equilar to determine performance-based compensation. We have used Towers Perrin for the last three years and Equilar for the past year for this purpose. We decided to use Equilar this past year because the compensation committee determined Equilar is more efficient and comprehensive than other available services.
Overall Compensation Philosophy and Policies
     Our compensation philosophy is to offer a cash and equity-based compensation package that attracts and retains executive officers and aligns executive compensation with the interests of our stockholders on both a short-term and long-term basis. In accordance with this philosophy, we seek to compensate our executive officers fairly for their contributions to our short- and long-term performance. As described in more detail below, the primary components of our executive compensation programs are annual base salaries, annual bonuses and long-term equity incentives. In setting each executive’s base salary and annual bonus, and in awarding any long-term incentive compensation, the compensation committee considers comparative compensation information for equivalent positions from peer companies, using benchmark and market data collected and prepared by both U.S. Concrete’s management and its executive compensation consultants. In general, our compensation policy is to attempt to provide total compensation levels for our five most highly compensated executive officers, Messrs. Martineau, Harlan, Hardy, William Albanese and Thomas Albanese (collectively, the “named executive officers” or “NEOs”), as well as for other employees, that are competitive with compensation levels at the companies with compensation programs and compensation levels at approximately the 50th percentiles in the peer groups described below.
     The compensation committee uses the 50th percentile as a benchmark for each component of compensation. The level of base salary relative to the median will reflect an individual’s tenure, overall experience and level of performance. The level of performance-based pay relative to the 50th percentile reflects our annual performance relative to our budget approved by the Board, returns on sales, and assets and total stockholder return as compared to the peer groups. As a result of our past performance, the total direct compensation for our five most highly paid executives currently falls at approximately the 25th percentile. However, we retain the flexibility to set compensation above the 50th percentile for key executives with significant industry experience and/or outstanding sustained performance over a period of time and for executives within individual business units that achieve excellent performance when company results are below budget in the aggregate.
     The median level for base salary is derived from peer group compensation data. With the exceptions noted in the footnotes below, the peer group for the NEOs, excluding the chief operating officer, is an industry peer group of 17 companies of comparable size (revenues between $600 and $700 million) and related industry (construction) (“Peer Group 1"). The peer group for the chief operating officer is different due to the fact that most of the companies in the peer group for the other NEOs did not report compensation information for a chief operating officer. The chief operating officer’s peer group consists of 50 companies of comparable size (revenues between $600 and $700 million) reporting a chief operating officer (“Peer Group 2”). The Peer Group 1 and Peer Group 2 compensation data is obtained from Equilar. The compensation committee directed management to utilize Equilar to prepare peer groups based on revenue, industry and geographic location.
     The companies in Peer Group 1 were: Ameron International Corp; Apogee Enterprises Inc.**; Comfort Systems USA, Inc.**; Dominion Homes Inc.; Drew Industries Inc.; Dycom Industries Inc.**; Eagle Materials, Inc*.; Elkcorp**; Huttig Building Products, Inc.**; Infrasource Services Inc.; Insituform Technologies Inc.**; Levitt Corp; Mastec Inc.**; Noland Co.*; Orleans Homebuilders Inc.* **; Palm Harbor Homes Inc./FL/**; and Simpson Manufacturing Co. Inc./CA/.
     The companies in Peer Group 2 were: Nautilus Inc.; Netflix Inc.; Oakley Inc.; Orbital Sciences Corp./DE/; Parexel International Corp.; Party City Corp.; Pemstar Inc.; Perry Ellis International Inc.; Pike Electric Corp.; Pinnacle Airlines Corp.; Pinnacle Entertainment Inc.; Pricesmart Inc.; Restoration Hardware Inc.; Richardson Electronics Ltd./DE/; Rural Cellular Corp.; Scweitzer Mauduit International Inc.; Stoneridge Inc.; Stride Rite Corp.; Titanium Metals Corp.; Too, Inc.; West Marine Inc.; World Air Holdings Inc.; AMN Healthcare Services Inc.; Axcelis Technologies Inc.; Bioscrip Inc.; Bright Horizons Family solutions Inc.; Central European Distribution Corp.; Century Business Services Inc.; Conmed Corp.; Conns Inc.; Covenant Transport Inc.; Dominion Homes Inc.; EDO Corp.; Encore Wire Corp./DE/; Flyi Inc.; Fresh Brands Inc.; Galyans Trading Co. Inc.; Geo Group Inc.; Golden Telecom Inc.; Hanger Orthopedic Group Inc.; Imagistics International Inc.; Infonet Services Corp.; Insituform Technologies Inc.; ITC Deltacom Inc.; Jakks Pacific Inc.; Leapfrog Enterprises Inc.; Libbey Inc.; Littelfuse Inc./DE/; MKS Instruments Inc.; and Mothers Work Inc.
     Corporate performance objectives typically have been established on an EBITDA basis for U.S. Concrete and each business unit. We generally define EBITDA as our net income (loss), plus (1) the provision (benefit) for income taxes, (2) net interest expense, (3) noncash impairments and (4) depreciation, depletion and amortization. The compensation committee periodically reviews the appropriateness of this financial measure, as used in our incentive plans, the degree of difficulty in achieving the targets based on this measure, as well as certain strategic and non-financial objective criteria.
Components of Executive Compensation
     The primary components of our executive compensation programs are annual base salaries, annual bonuses and long-term equity incentives. Under our current compensation structure, the compensation committee has not specifically allocated the mix of base salary, bonus and equity compensation as targeted percentages of total compensation.
     The only indirect compensation we make available to all our executives is an annual matching contribution we make under our 401(k) plan. However, our chief executive officer, our chief operating officer and Messrs. William Albanese and Thomas Albanese are eligible to participate in a deferred compensation program. *
Base Salary
     The compensation committee’s policy is to determine base salaries initially by evaluating the levels of responsibility, prior experience and breadth of knowledge of the executives, internal equity issues and external pay practices. The committee reviews executive salaries annually based on a variety of factors, including individual scope of responsibility and accountability, individual performance, general levels of market salary increases and U.S. Concrete’s overall results. The committee’s policy is to grant salary increases within a pay-for-performance framework. The committee assesses performance for base salary purposes based on goal accomplishments, such goals to be set by supervisors, or in the cases of the chief operating officer and chief executive officer, by the Board, and job-related behaviors relative to defined competencies, such as productivity, ownership, teamwork, goal accomplishment, corporate citizenship and managerial competence. It considers individual performance in achieving predetermined goals set by the employee and, except in the case of the chief executive officer, his immediate supervisor in establishing base salary increases for each executive. The 2006 base salaries for the NEOs were as follows:

*	These companies were not included in Mr. Hardy’s peer group analysis, as they did not report a CFO.

**	These companies were not included in peer group analysis for Messrs. William Albanese and Thomas Albanese, peer, as they did not report a president of a division.

2006 BASE SALARY
Chief Executive Officer	$642,923
Chief Operating Officer	389,924
Chief Financial Officer	243,750
Regional Vice President – Northern California	292,278
Executive Vice President of Sales – Bay Area	292,275
Annual Bonus
     The compensation committee considers awarding cash bonuses to executive officers on an annual basis. For 2006, the committee adopted a cash bonus plan designed to provide all our salaried employees, including all our executive officers, with additional performance incentives for meeting certain financial and individual goals during 2006. The short-term incentive plan’s objective for 2006 was to establish a bonus pool created by multiplying the overall sum of each participant’s annual base pay by a percentage determined by comparing our overall EBITDA performance to budgeted EBITDA. The resulting percentage of base pay available for payout to each participant, excluding participants in our Houston corporate office (including our chief executive officer, our chief operating officer and our chief financial officer), was based on the following allocation to specific performance measures: (1) 33.3% was payable based on our overall EBITDA as compared to budgeted EBITDA, and meeting or exceeding certain business unit non-financial performance measures, including, but not limited to performance measures based on safety, customer service, human resources and operations; (2) 33.3% was payable based on the applicable employees’ business unit’s EBITDA performance as compared to budgeted EBITDA; and (3) 33.3% was payable if individual performance measures were satisfied. Cash bonuses available for payout to the participants located in our Houston corporate office (including our chief executive officer, chief operating officer and chief financial officer), pursuant to the plan was based on the following allocation to specific performance measures: (1) 66.6% was payable based on our overall EBITDA as compared to budgeted EBITDA and meeting or exceeding certain company non-financial performance measures including, but not limited to performance measures based on safety, customer service, human resources and operations; and (2) 33.3% was payable if individual performance measures were satisfied. Target bonus percentages varied in accordance with an employee’s level of responsibility. Additionally, in its discretion, the compensation committee could grant cash bonuses in excess of the amounts determined pursuant to the plan. In February 2007, participants in the short-term incentive plan received approximately 60% of their target bonus amount in the aggregate, as we attained approximately 89.3% of our budgeted EBITDA. The compensation committee also exercised its discretion in 2007, and taking into consideration factors such as the desire to retain key personnel, the accomplishment of strategic objectives, and recognition of above-average performance of certain business units, and awarded bonus amounts in addition to the amounts determined pursuant to the plan. The bonuses for the NEOs, which were earned in 2006 and paid by U.S. Concrete in February 2007, were as follows:

	2006 BONUS
	Bonus Pursuant to Plan	Discretionary Bonus	Total
Chief Executive Officer	$131,198	$135,802	$267,000
Chief Operating Officer	64,386	66,614	131,000
Chief Financial Officer	44,100	30,900	75,000
Regional Vice President – Northern California	42,386	2,614	45,000
Executive Vice President of Sales – Bay Area	30,527	14,473	45,000
     For at least the last three years, total direct compensation for our five most highly paid executives has fallen at approximately the 25th percentile of applicable peer groups. In order to create incentive and retain key management personnel, the compensation committee is considering revising its philosophy of formulaically creating a bonus pool based on the accomplishment of a sole financial criteria, to a more subjective bonus pool to be established based on the accomplishment of both financial and key strategic objectives. The purpose of this change in philosophy is to not only increase the possibility that bonus pool participants will receive a competitive annual incentive bonus, but also to reward more balanced management behavior rather than merely a short-term profit orientation or the effects of local market conditions.

Incentive Compensation and Restricted Stock Awards
     The compensation committee believes that equity compensation is one of the most effective means of creating a long-term link between the compensation provided to executive officers and other key management personnel and gains realized by our shareholders. Currently, our policy is to use restricted stock as the primary form of equity compensation for our executive officers. Historically, we awarded stock options because of their favorable accounting and tax treatments. However, beginning in 2003, primarily as a result of the impending change in the accounting treatment for stock options, we started granting restricted stock to executives and key employees in lieu of stock options. Our prior approach involving granting equity awards to many levels of salaried employees has been revised and we have reduced the number of employees eligible for equity award grants due to the implementation of SFAS No. 123(R), as well as the position of various institutional shareholder representative groups regarding the percent of outstanding shares that should be granted on an annual basis to employees.
     We have assessed the desirability of granting shares of restricted stock to employees, particularly members of senior management, and concluded that grants of restricted stock would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares than would underlie option grants, thereby reducing potential dilution. We continue to use restricted stock awards as a long-term incentive vehicle because:
•	restricted stock awards help to align the interests of executives with those of the stockholders, foster employee stock ownership, and contribute to the focus of the management team on increasing value for the stockholders; and

•	the vesting period encourages executive retention.
     In determining the number of shares of restricted stock to be granted to senior executive officers, the compensation committee takes into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, the individual’s historic and recent performance, and the value of the restricted stock award in relation to other elements of total direct compensation.
     The compensation committee currently intends to continue to make greater use of restricted stock in the future as the primary form of long-term incentive compensation and, correspondingly, reduce our use of stock options. However, our ability to grant competitive numbers of restricted shares is affected by our agreement with Institutional Shareholder Services to limit the number of shares available to be granted to employees in any given year to 1% of the outstanding shares. This restriction will remain in place through 2008.
     The compensation committee’s policy is to determine the dollar amount of equity compensation to be provided and to then grant a number of shares of restricted stock that have a fair market value equal to that amount as of the date of grant. With the exception of promotions, new hires and employees of acquired companies, we generally make these awards during the first quarter.
     The 2006 equity grant targets as a percentage of base pay were approximately 50% of the previous year, as the mix of equity grants shifted to more restricted stock and fewer options. The compensation committee approved equity grants of 99,000 and, as of the date of this proxy statement, 112,500 shares of restricted stock to the named executive officers during 2006 and 2007, respectively, which related to their service in 2005 and 2006 and as an incentive to achieve U.S. Concrete’s future objectives. The committee did not grant any stock options to employees, including the named executive officers, in 2006 and does not expect to grant any stock options to those persons in 2007.
The equity grants received by the NEOs during 2006 and 2007 were as follows:

	2006 Restricted Stock Awards	2007 Restricted Stock Awards
Chief Executive Officer	40,000	40,000
Chief Operating Officer	27,000	32,500
Chief Financial Officer	15,000	20,000
Regional Vice President–Northern California	7,000	10,000
Executive Vice President of Sales–Bay Area	7,000	10,000

     The compensation committee approved grants to Mr. Martineau of 40,000 shares of restricted stock in 2006, valued at $12.53 per share, and 40,000 shares of restricted stock in 2007, valued at $8.42 per share (in each case with the fair market value of a share of common stock being determined as of the date of grant). In determining the number of restricted shares granted to Mr. Martineau, the committee considered numerous subjective factors, including his experience in the industry and commitment to the success of U.S. Concrete. As of April 12, 2007, Mr. Martineau owned 1,108,229 shares of common stock (134,375 of which are restricted shares), including options to purchase a total of 515,000 shares.
     The compensation committee approved grants to Mr. Harlan of 27,000 shares of restricted stock in 2006, valued at $12.53 per share and 32,500 shares of restricted stock in 2007, valued at $8.42 per share (in each case with the fair market value of a share of common stock being determined as of the date of grant). In determining the number of restricted shares granted to Mr. Harlan, the committee considered numerous subjective factors, including his experience in the industry, his performance, his commitment to the success of U.S. Concrete and our desire to retain Mr. Harlan. As of April 12, 2007, Mr. Harlan owned 720,217 shares of common stock (99,625 of which are restricted shares), including options to purchase a total of 385,000 shares.
     The compensation committee approved grants to Mr. Hardy of 15,000 shares of restricted stock in 2006, valued at $12.53 per share, and 20,000 shares of restricted stock in 2007, valued at $8.42 per share (in each case with the fair market value of a share of common stock being determined as of the date of grant). In determining the number of restricted shares granted to Mr. Hardy, the committee considered numerous subjective factors, including his experience in the industry, his performance, his commitment to the success of U.S. Concrete and our desire to retain Mr. Hardy. As of April 12, 2007, Mr. Hardy owned 88,954 shares of common stock (56,250 of which are restricted shares).
     The compensation committee approved grants to Mr. William T. Albanese of 7,000 shares of restricted stock in 2006, valued at $12.53 per share, and 10,000 shares of restricted stock in 2007, valued at $8.42 per share (in each case with the fair market value of a share of common stock being determined as of the date of grant). In determining the number of restricted shares granted to Mr. Albanese, the committee considered numerous subjective factors, including his experience in the industry, his performance, his commitment to the success of U.S. Concrete and our desire to retain Mr. Albanese. As of April 12, 2007, Mr. Albanese owned 939,476 shares of common stock (26,750 of which are restricted shares), including options to purchase a total of 50,000 shares.
     The compensation committee approved grants to Mr. Thomas J. Albanese of 7,000 shares of restricted stock in 2006, valued at $12.53 per share, and 10,000 shares of restricted stock in 2007, valued at $8.42 per share (in each case with the fair market value of a share of common stock being determined as of the date of grant). In determining the number of restricted shares granted to Mr. Albanese, the committee considered numerous subjective factors, including his experience in the industry, his performance, his commitment to the success of U.S. Concrete and our desire to retain Mr. Albanese. As of April 12, 2007, Mr. Albanese owned 1,303,643 shares of common stock (26,750 of which are restricted shares), including options to purchase a total of 50,000 shares.
     The compensation committee believes that the equity interests held by the NEOs provide appropriate links to the interests of our stockholders.
Additional Benefits Pursuant to Employment Agreements or Term Sheets
     We entered into employment agreements in May 2003 with several key employees and executive officers, including the following named executive officers: Messrs. Martineau, Harlan, William Albanese and Thomas Albanese. Each of these agreements:
•	provides for an annual minimum base salary;

•	entitles the employee to participate, on the same basis generally as other executive officers, in employee benefit plans and programs generally available to our other salaried employees; and

•	had an initial term of three years in the case of Messrs. Martineau and Harlan and an initial term of two years in the case of Messrs. William Albanese and Thomas Albanese. This initial term was subject to an extension option, in the case of Mr. Martineau, and automatic renewal for certain additional periods, in the case of Messrs. Harlan, William Albanese and Thomas Albanese (described below).
     In 2004 we discontinued entering into formal employment agreements with newly hired executive officers. For those executive officers hired in 2004 through the present time, we have agreed to letter agreements or term sheets containing elements that may be found in employment agreements for executive officers. The compensation committee is currently considering the possibility of entering into employment agreements with select executive officers.
     Beginning in May 2005, in the case of Mr. Harlan, and May 2004, in the case of Messrs. William Albanese and Thomas Albanese, the term of employment will be for a continually renewing (on a daily basis) term of one year, subject to the right of either us or the employee to terminate the employee’s employment at any time. After May 2006, we may terminate the continually renewing one-year term of employment of the employee by providing him with one year’s advance notice, at which time he will become an employee “at will” if he remains our employee. We may not terminate the continually renewing one-year term following a change of control and, if we give notice as described in the foregoing sentence within one year prior to a change of control, then the employee’s term of employment will again be for a continually renewing (on a daily basis) term of one year commencing on the date of the change of control.
     We entered into a letter agreement for employment with Mr. Hardy in November 2004. Mr. Hardy’s letter agreement provides for an annual minimum base salary, and entitles Mr. Hardy to participate in our short-term and long-term incentive plans and all health and welfare benefit programs available to similarly situated employees of ours.
     Severance Benefits
     Our philosophy is to provide reasonable severance benefits to our executive employees through the terms and conditions of their employment agreements, letter agreements or term sheets. With respect to senior executive officers, we believe these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. They also should separate us from the former employee as soon as practicable.
     With respect to Messrs. Harlan, William Albanese and Thomas Albanese, where the termination is without “cause” or the employee terminates employment for “good reason,” our severance plan provides for the benefits equal to the base monthly salary for the balance of the term in addition to the greater of: (1) the average amount of the employee’s bonus in the preceding three years; or (2) if within 30 days of the date of termination we are on target to pay bonuses to the executive officers for the bonus year during which the termination occurs, the amount of his target bonus for that bonus year. We also will continue to pay health care and other insurance benefits for the lesser of 18 months or the remainder of the term corresponding to the termination benefits and immediately vest all equity compensation.
     In the event Mr. Hardy is terminated involuntarily without cause, he will be eligible to receive a payment equal to his annual base salary plus his annual target bonus, and all of his unvested shares of restricted stock that are scheduled to vest over time will immediately vest.
     Eugene P. Martineau, our chief executive officer and president and a member of our Board of Directors, will be retiring from U.S. Concrete and resigning from each of his officer and director positions on the date of the 2007 annual meeting of stockholders. At a meeting held on February 23, 2007, our Board of Directors approved a consulting agreement between Mr. Martineau and us. The consulting agreement provides for, among other things:
•	the resignation by Mr. Martineau from his positions as our chief executive officer and as a member of our Board of Directors, as well as from all positions as an officer and director of our subsidiaries, effective as of the date of the 2007 annual meeting of stockholders (the “Effective Date”);

•	the engagement of Mr. Martineau as a consultant to us for a three-year period beginning with the Effective Date and continuing to the third anniversary of the Effective Date (the “Consulting Period”);

•	consulting payments by us to Mr. Martineau of $458,000 during each year of the Consulting Period;

•	the continued vesting of Mr. Martineau’s outstanding stock incentive awards during the Consulting Period, and the complete vesting of any of Mr. Martineau’s outstanding stock incentive awards on the last day of the Consulting Period, unless Mr. Martineau’s engagement as a consultant is terminated for cause, as defined in the agreement;

•	the continued eligibility of Mr. Martineau, his spouse and his eligible dependents under our group health and medical benefit programs to the same extent such benefits are generally made available to active employees of ours at the applicable active employee premium rate, in lieu of any statutory-based continuation coverage; and

•	reimbursement by us of Mr. Martineau’s reasonable business expenses, including business-related travel, incurred by Mr. Martineau in performance of his duties as a consultant, relating to performance requested by us or related to Mr. Martineau’s participation in certain specified industry organizations on our behalf, in accordance with the consulting agreement.
     In addition, the consulting agreement provides that if we terminate Mr. Martineau’s consulting relationship with us without cause, as defined in the agreement, he will continue to receive the payments and benefits described above through the end of the Consulting Period and his stock options, restricted stock awards, restricted stock units and similar awards will vest and become fully exercisable on the date of termination. If we terminate Mr. Martineau’s consulting relationship for cause or if Mr. Martineau terminates the relationship for any reason, our obligation to make the payments described above will terminate as of the date of termination and, except in the case of his termination by reason of a disability, as defined in the agreement, Mr. Martineau’s stock options, restricted stock awards, restricted stock units and similar awards will be subject to certain restrictions on exercisability and vesting.
     The consulting agreement also provides that, in the event of a change in control, as defined in the agreement, the Consulting Period will immediately end and we will pay Mr. Martineau a lump-sum payment in the amount of $900,000, in lieu of any further payments or benefits under the agreement.
     Based on a hypothetical termination date of December 31, 2006 (prior to the implementation of the consulting agreement with Mr. Martineau), the severance benefits for our NEOs would have been as follows:

			Healthcare and Other
	Base Salary	Targeted Bonus	Insurance Benefits	Total
Chief Executive Officer	$642,923	$446,250	$12,614	$1,101,787
Chief Operating Officer	$389,923	$219,000	$18,706	$627,629
Chief Financial Officer	$243,750	$100,000	—	$343,750
Regional Vice President – Northern California	$292,278	$109,793	$12,614	$414,685
Executive Vice President of Sales – Bay Area	$292,275	$109,793	$6,218	$408,286
     The definition of “cause” varies among the different employment agreements with the members of senior management. For most, “cause” will be deemed to exist where the individual has been convicted of a felony, has violated his non-competition or confidentiality obligations, or, following a cure period, has been grossly negligent in fulfillment of his responsibilities or has breached any provision of his agreement. “Good reason” for an executive to terminate and collect severance benefits generally will exist where an employee’s position or compensation has been decreased or where the employee has been required to relocate without his consent.
     Retirement Plans
     We maintain a 401(k) plan pursuant to which we match employee contributions dollar-for-dollar up to 5% of an employee’s annual salary, but not exceeding statutory limitations. The 401(k) matching contribution is the only indirect compensation available to all executives. However, Messrs. Martineau, Harlan, William Albanese and Thomas Albanese are eligible to participate in a deferred compensation plan, which allows each of the foregoing employees to elect to defer up to 6% of his annual compensation. A terminated employee receives the funds accumulated in his deferred compensation plan account as of his termination date. The compensation committee provided the deferred compensation plan for these four individuals in lieu of supplemental retirement plans, defined benefit pension plans and retiree medical coverage. The compensation committee is currently reviewing the possibility of expanding eligibility to other executive officers.
     Change in Control
     Our senior management and other employees have built U.S. Concrete into the successful enterprise it is today, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of our senior management should be aligned with our stockholders, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders. Compared to the overall value of our company, these potential change in control benefits are relatively minor. The cash components of any change in control benefits for the NEOs would be paid in lump-sum amounts and would be based on multiples of the executives’ respective annual base salaries, in addition to a bonus for each NEO equal to the greater of: (1) the average amount of his bonus in the preceding three years; or (2) if within 30 days of the date of termination we are on target to pay bonuses to executive officers for the bonus year, during which the termination occurs, the amount of his target bonus for that bonus year, with the exception of the chief financial officer, who would simply receive his annual target bonus. The multiples of the base salary are as follows:

Multiple
Chief Executive Officer and Chief Operating Officer	3

Messrs. William Albanese and Thomas Albanese	2

Chief Financial Officer	1
     In the event of a change in control, we would also continue health and other insurance benefits for 18 months corresponding to termination benefits and immediately vest all equity compensation. In addition, terminated employees receive any amounts accumulated in their 401(k) plan accounts as of the date of their termination. The compensation committee is currently reviewing the possibility of modifying and expanding eligibility for change in control benefits to certain NEO’s and other executive officers.
     We have agreed to reimburse Messrs. Martineau, Harlan, William Albanese and Thomas Albanese for any taxes imposed as a result of change in control benefits, including the so-called “parachute” tax imposed upon payments made or benefits conferred under the employment agreements by Internal Revenue Code Section 280G.

     Based on a hypothetical termination date of December 31, 2006, the change in control termination benefits for our NEOs would have been as follows (prior to the implementation of the consulting agreement with Mr. Martineau):

			Healthcare And	Fair Market Values
			Other Insurance	of Accelerated
	Base Salary	Bonus	Benefits	Equity Compensation	Tax Gross-Up	Total
Chief Executive Officer	$1,928,769	$446,250	$12,614	$743,150	$732,223	$3,863,006

Chief Operating Officer	$1,169,769	$219,000	$18,706	$525,990	$475,536	$2,409,001

Chief Financial Officer	$243,750	$100,000	$0	$284,800	$0	$628,550

Regional Vice President–Northern California	$584,556	$109,793	$12,614	$131,720	$0	$838,683

Executive Vice President of Sales–Bay Area	$584,550	$109,793	$6,218	$131,720	$0	$832,281
     The definition of “change in control” varies among the different employment agreements with the members of senior management. For most of our executives, a “change in control” will be deemed to have occurred on any of the following: (1) a merger or consolidation of our company with any other person or entity, if the voting securities of our company outstanding immediately prior to such merger or consolidation do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power of the voting securities of our company or such surviving entity outstanding immediately after such merger or consolidation; (2) the sale of all or substantially all of our assets to another person or entity; (3) the dissolution of our company; or (4) any person or entity together with its affiliates becoming, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all then outstanding voting securities of our company.
Perquisites and Other Benefits
     The compensation committee reviewed perquisites provided to our executive officers in 2006. There were no perquisites requiring disclosure pursuant to applicable SEC rules in 2006.
Compliance with Internal Revenue Code Section 162(m)
     Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over $1 million paid to certain executive officers, except for qualified performance-based compensation. We had nondeductible compensation expense for the year ended December 31, 2006 in the amount of $393,230 for Eugene P. Martineau. The compensation committee plans to review this matter as appropriate and take action as may be necessary to preserve the deductibility of compensation payments to the extent reasonably practical and consistent with our compensation objectives.
Conclusion
     Based upon its review of our overall executive compensation program, the compensation committee believes our executive compensation program, as applied to our executive officers, is appropriate and is necessary to retain the executive officers who are essential to our continued development and success, to compensate those executive officers for their contributions and to enhance stockholder value. The committee believes that the total compensation opportunities provided to our executive officers creates a commonality of interest and alignment of our long-term interests with those of our stockholders.

REPORT OF THE COMPENSATION COMMITTEE
     We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
     This report is furnished by the Compensation Committee of the Board of Directors.
T. William Porter, Chairman
Vincent D. Foster
Robert S. Walker
     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Report of the Compensation Committee shall not be deemed to be filed with the SEC or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.

2006 SUMMARY COMPENSATION TABLE
     The following table sets forth the compensation we paid during 2006 to our chief executive officer, chief financial officer and three other most highly compensated executive officers in 2006.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Restricted Stock	Option	Incentive Plan	Compensation	Other
		Salary		Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	($)(6)	Bonus ($)	($)(7)	($)(8)	($)(9)	($)	($)		Total ($)
Eugene P. Martineau	2006	$642,923	$135,802	$334,335	$8,223	$131,198	$17,351	$23,166	(1)	$1,292,998
President and Chief Executive Officer

Robert D. Hardy	2006	$243,750	$30,900	$125,031	$0	$44,100	$0	$23,471	(2)	$467,252
Senior Vice President and Chief Financial Officer

Michael W. Harlan	2006	$389,923	$66,614	$226,506	$6,579	$64,386	$9,546	$26,279	(3)	$789,833
Executive Vice President and Chief Operating Officer

William T. Albanese	2006	$292,278	$2,614	$54,587	$2,056	$42,386	$1,606	$19,409	(4)	$414,936
Regional Vice President – Northern California Region

Thomas J. Albanese	2006	$292,275	$14,473	$54,587	$2,056	$30,527	$(19,263)	$17,624	(5)	$392,279
Executive Vice President of Sales – Bay Area Region

(1)	Includes (i) $8,409 in employer-paid health insurance premiums, and (ii) $11,000 in employer-matching contributions under our 401(k) savings plan.

(2)	Includes (i) $12,471 in employer-paid health insurance premiums, and (ii) $11,000 in employer-matching contributions under our 401(k) savings plan.

(3)	Includes (i) $12,471 in employer-paid health insurance premiums, and (ii) $11,000 in employer-matching contributions under our 401(k) savings plan.

(4)	Includes (i) $8,409 in employer-paid health insurance premiums, and (ii) $11,000 in employer-matching contributions under our 401(k) savings plan.

(5)	Includes (i) $4,176 in employer-paid health insurance premiums, and (ii) $11,000 in employer-matching contributions under our 401(k) savings plan.

(6)	Aggregate deferrals by Mr. Martineau, Mr. Harlan, Mr. Thomas Albanese and Mr. William Albanese of amounts included in the “Salary” column are disclosed in the “Nonqualified Deferred Compensation Table” below.

(7)	Amounts were calculated pursuant to SFAS No. 123(R), “Share-Based Payment,” issued by the Financial Accounting Standards Board. For financial statement reporting purposes, we determined the fair value of a stock award on the grant date using the closing market price of our common stock on the date immediately preceding such grant date. We recognize the fair value of the award as compensation expense over the requisite service period. The amounts shown in the “Restricted Stock Awards” column represent the dollar amounts of the 2006 accounting expense recognized for these awards granted in 2006 and prior years. Therefore, the values shown in this column are not representative of the amounts that may eventually be realized by an executive.

(8)	Amounts were calculated pursuant to SFAS No. 123(R). For financial statement reporting purposes, we determined the fair market value of a stock option award on the grant date using the closing market price of our common stock on the date immediately preceding the date of the award. The amounts shown in the “Option Awards” column represent the dollar amounts of the 2006 accounting expense recognized for these awards granted in prior years. Therefore, the values shown in this column are not representative of the amounts that may eventually be realized by an executive.

(9)	Amounts reflect bonuses in 2006 which were paid in March 2007 under our 1999 incentive plan.

2006 GRANTS OF PLAN-BASED AWARDS TABLE

			Estimated Future Payouts Under			Estimated Future Payouts Under			Grant
		Compensation	Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Date Fair Value of
	Grant	Committee Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock and Option
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	Awards (3)
Eugene P. Martineau	3/29/2006	3/28/2006	$223,125	$446,250	$892,500	20,000	40,000	80,000	$561,600

Michael W. Harlan	2/28/2006	2/13/2006	$109,500	$219,000	$438,000	18,250	32,500	65,000	$337,770

Robert D. Hardy	2/28/2006	2/13/2006	$50,000	$100,000	$200,000	6,500	13,000	26,000	$187,650

William T. Albanese	2/28/2006	2/13/2006	$54,896	$109,793	$219,586	6,500	13,000	26,000	$87,570

Thomas J. Albanese	2/28/2006	2/13/2006	$54,896	$109,793	$219,586	6,500	13,000	26,000	$87,570

(1)	The Named Executive Officers are eligible to earn annual non-equity incentive compensation under our short-term incentive plan for each fiscal year based on our achievement of certain performance measures. The resulting percentage of base pay available for payout to each participant, excluding participants in our Houston corporate office (including our chief executive officer, our chief operating officer and our chief financial officer), was based on the following allocation to specific performance measures: (1) 33.3% was payable based on our overall EBITDA as compared to budgeted EBITDA, and meeting or exceeding certain business unit non-financial performance measures, including, but not limited to performance measures based on safety, customer service, human resources and operations; (2) 33.3% was payable based on the applicable employees’ business unit’s EBITDA performance as compared to budgeted EBITDA; and (3) 33.3% was payable if individual performance measures were satisfied. Cash bonuses available for payout to the participants located in our Houston corporate office (including our chief executive officer, chief operating officer and chief financial officer), pursuant to the plan was based on the following allocation to specific performance measures: (1) 66.6% was payable based on our overall EBITDA as compared to budgeted EBITDA and meeting or exceeding certain company non-financial performance measures including, but not limited to performance measures based on safety, customer service, human resources and operations; and (2) 33.3% was payable if individual performance measures were satisfied. Target bonus percentages varied in accordance with an employee’s level of responsibility. Additionally, in its discretion, the compensation committee could grant cash bonuses in excess of the amounts determined pursuant to the plan. In February 2007, participants in the short-term incentive plan received approximately 60% of their target bonus amount in the aggregate, as we attained approximately 89.3% of our budgeted EBITDA. The compensation committee also exercised its discretion in 2007, taking into consideration factors such as the desire to retain key personnel, the accomplishment of strategic objectives, and recognition of above-average performance of certain business units, and awarded bonus amounts in addition to the amounts determined pursuant to the plan.

(2)	Stock awards granted to Named Executive Officers vest in equal installments over a four-year period from the date of grant.

(3)	The grant date fair value is computed in accordance with SFAS No. 123(R), based on closing market price of our common stock on the date immediately preceding the date of the award. The fair market value of the stock awards granted on February 28, 2006 was calculated using the closing market price of $12.51 on February 27, 2006. The fair market value of the stock award granted on March 29, 2006 was calculated using the closing price of $14.04 on March 28, 2006.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

				Stock Awards
	Option Awards				Market
	Number of			Number of	Value of
	Securities			Shares or	Shares or
	Underlying			Units of	Units of
	Unexercised	Option		Stock That	Stock That
	Options	Exercise	Option	Have Not	Have Not
	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	($)	Date	(#)(1)	($)(2)
Eugene P. Martineau	225,000	$8.00	5/25/2009	104,375	$743,150
	90,000	8.00	3/2/2010
	100,000	7.00	3/15/2011
	100,000	6.27	2/29/2012

Michael W. Harlan	175,000	$8.00	5/25/2009	73,875	$525,990
	70,000	8.00	3/2/2010
	60,000	7.00	3/15/2011
	80,000	6.27	2/29/2012

Robert D. Hardy	0	N/A	N/A	40,000	$284,800

William T. Albanese	25,000	$7.00	3/15/2011	18,500	$131,720
	25,000	6.27	2/29/2012

Thomas J. Albanese	25,000	$7.00	3/15/2011	18,500	$131,720
	25,000	6.27	2/29/2012

(1)	The unvested stock awards become vested as follows:

Name	3/1/07	5/1/07	11/1/07	3/1/08	5/1/08	11/1/08	3/1/09	5/1/09	3/1/10
Mr. Martineau	10,000	26,875	—	10,000	26,875	—	10,000	10,625	10,625
Mr. Harlan	6,750	19,375	—	6,750	19,375	—	6,750	6,750	6,750
Mr. Hardy	3,750	—	12,500	3,750	—	12,500	3,750	—	3,750
Mr. William Albanese	1,750	4,250	—	1,750	4,250	—	1,750	3,000	1,750
Mr. Thomas Albanese	1,750	4,250	—	1,750	4,250	—	1,750	3,000	1,750

(2)	The market value of the shares that have not vested is calculated using the closing market price of our common stock at the end of our last completed fiscal year. Accordingly, the value was determined based on the closing market price of our common stock on the Nasdaq as of December 29, 2006, the last trading day of 2006, which was $7.12.

     2006 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Eugene P. Martineau (1)	0	0	26,875	$368,725

Michael W. Harlan (2)	0	0	19,375	$265,825

Robert D. Hardy (3)	0	0	12,500	$79,000

William T. Albanese (4)	0	0	7,028	$75,256

Thomas J. Albanese (5)	0	0	7,028	$75,256

(1)	Mr. Martineau acquired unrestricted beneficial ownership of 26,875 shares with a market price of $13.72 on May 1, 2006, upon the lapse of restrictions on shares of restricted stock.

(2)	Mr. Harlan acquired unrestricted beneficial ownership of 19,375 shares with a market price of $13.72 on May 1, 2006, upon the lapse of restrictions on shares of restricted stock.

(3)	Mr. Hardy acquired unrestricted beneficial ownership of 12,500 shares with a market price of $6.32 on November 1, 2006, upon the lapse of restrictions on shares of restricted stock.

(4)	Mr. William Albanese acquired unrestricted beneficial ownership of 4,250 shares with a market price of $13.72 on May 1, 2006 and 2,778 shares with a market price of $6.10 on September 22, 2006, upon the lapse of restrictions on shares of restricted stock.

(5)	Mr. Thomas Albanese acquired unrestricted beneficial ownership of 4,250 shares with a market price of $13.72 on May 1, 2006 and 2,778 shares with a market price of $6.10 on September 22, 2006, upon the lapse of restrictions on shares of restricted stock.

     2006 NONQUALIFIED DEFERRED COMPENSATION TABLE

		Registrant		Aggregate
	Executive Contributions	Contributions in Last	Aggregate Earnings	Withdrawals /	Aggregate Balance at
	in Last Fiscal Year	Fiscal Year	in Last Fiscal Year	Distributions	Last Fiscal Year-End
Name (4)	($) (3)	($)	($)	($)	($)
Eugene P. Martineau (1)	$53,373	$0	$17,351	$0	$220,573

Michael W. Harlan (2)	$30,225	$0	$9,546	$0	$78,086

William T. Albanese	$20,112	$0	$1,606	$0	$39,887

Thomas J. Albanese	$20,112	$0	($19,263)	$0	$19,018

(1)	The deferred compensation of Mr. Martineau was not included in his base salary in the summary compensation table included in the proxy statement relating to our 2006 annual meeting of stockholders.

(2)	The deferred compensation of Mr. Harlan was not included in his base salary in the summary compensation table included in the proxy statement relating to our 2006 annual meeting of stockholders.

(3)	Represents contributions under the deferred compensation plan. Such contributions are included under the appropriate “Salary” column in the 2006 Summary Compensation Table above. Under the deferred compensation plan, Mr. Martineau, Mr. Harlan, Mr. Thomas Albanese and Mr. William Albanese may elect to defer up to 6% of their compensation which otherwise would have been paid to them.

(4)	Mr. Hardy was not eligible to participate in the defined compensation plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Pursuant to our Code of Ethics and Business Conduct, all employees (including our NEOs) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with, supplies goods or services to, or is a customer of U.S. Concrete, are required to disclose to our Chief Executive Officer or General Counsel prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the work-place. As a result, approval of related-party business will be denied if we believe that an employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work. Our Board members are also responsible for complying with our Code of Ethics and Business Conduct, which is in writing and is available on our Web site at www.us-concrete.com under Investor Relations — Corporate Governance. You may also obtain a written copy by making a request to our Corporate Secretary by mail at U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042 or by phone by calling (713) 499-6200.
     On completion of our initial public offering in 1999, we entered into new facilities leases, or extended existing leases, with former stockholders or affiliates of former stockholders of several of our newly acquired subsidiaries, including, Central Concrete Supply Co., Inc. (“Central”) Those leases generally provide for initial lease terms of 15 to 20 years, with one or more extension options we may exercise. William T. Albanese and Thomas J. Albanese, each a former owner of Central, are executive officers of U.S. Concrete. The leases with Central relate to two facilities and provide for aggregate annual rentals of $326,000. We believe the rentals we must pay under each of these leases are at fair market rates.
     Central sold concrete and building materials to its customer, Devcon Construction, for the construction of the Campo di Bocce in Livermore, California, a restaurant and entertainment venue of which Thomas J. Albanese is a 42% owner. Total gross sales to Devcon for this project were $170,061. In addition, with respect to this project, Central also sold building materials to a company owned by Joseph J. Albanese, a cousin of William T. Albanese and Thomas J. Albanese, totaling approximately $12,443 in 2006.
     Central employed Lauren Cerrito, the daughter of William T. Albanese during 2006. Central paid Mrs. Cerrito an aggregate of $235,245 in salary, bonus compensation and 401(k) plan matching contributions in 2006. In 2006, we granted to Mrs. Cerrito 2,000 shares of our restricted common stock, which vest in four equal annual installments beginning in March 2007. We granted those restricted shares on the same terms and conditions as the restricted shares we granted to other employees in 2006.
     Our subsidiary, Superior Concrete Materials, Inc., employed Todd Martineau, the son of Eugene P. Martineau, during 2006. Superior paid Todd Martineau an aggregate of $114,792 in salary, bonus compensation and 401(k) plan matching contributions in 2006. In 2006, we granted to Todd Martineau 800 restricted shares. We granted those restricted shares on the same terms and conditions as the restricted shares we granted to other employees in 2006.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons beneficially owning more than 10% of our common stock to report their initial ownership of common stock and any subsequent changes in that ownership to the SEC. SEC rules establish due dates for these reports, and we are required to disclose in this proxy statement any failure to file by those dates. All required 2006 filings were made on a timely basis. A former officer of our company made one filing that was not required, and, if that filing had been required, it would not have been timely made. In making these disclosures, we relied solely on written statements of directors, executive officers and stockholders and copies of the reports they have filed with the SEC.

REPORT OF THE AUDIT COMMITTEE
To the Board of Directors of U.S. Concrete, Inc.:
     We have reviewed and discussed with management U.S. Concrete’s audited financial statements as of and for the year ended December 31, 2006.
     In addition, we have discussed with PricewaterhouseCoopers LLP, U.S. Concrete’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have also reviewed and discussed with management and PricewaterhouseCoopers LLP management’s report and PricewaterhouseCoopers LLP’s report and attestation on U.S. Concrete’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
     We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independent Standards Board’s Standard No. 1, Independence Discussions with Audit Committees, as amended, and we have discussed with that firm its independence from U.S. Concrete. In addition, we concluded that PricewaterhouseCoopers LLP’s provision of services that are not related to the audit of U.S. Concrete’s financial statements was compatible with that firm’s independence from U.S. Concrete.
     Based on the reviews and discussions referred to above, we recommended to the Board of Directors of U.S. Concrete that the audited financial statements referred to above be included in U.S. Concrete’s annual report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.
The Audit Committee
Mary P. Ricciardello, Chairperson
Vincent D. Foster
Murray S. Simpson

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The audit committee of our Board has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2007. PricewaterhouseCoopers LLP has audited our financial statements since May 16, 2002. Although we are not required to seek your approval of this appointment, it is customary practice to do so. No determination has been made as to what action the audit committee and the Board would take if you fail to ratify the appointment. Even if the appointment is ratified, the audit committee retains discretion to appoint a new independent audit firm if the audit committee concludes such a change would be in the best interests of U.S. Concrete. We expect representatives of PricewaterhouseCoopers LLP to be present at the meeting and available to respond to appropriate questions by stockholders. They will have the opportunity to make a statement if they so desire.
     Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast on the proposal is necessary to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2007. The enclosed form of proxy provides a means for you to vote for the ratification of the selection of independent registered public accounting firm, to vote against it or to abstain from voting for or against it. If you execute and return a proxy, but do not specify how to vote the shares represented by your proxy, the persons named as proxies will vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Assuming the presence of a quorum, in determining whether this item has received the requisite number of affirmative votes, abstentions and broker non-votes will not affect the vote.
     Our Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007.
Fees Incurred by U.S. Concrete to Independent Registered Public Accounting Firm
     The following table sets forth the fees we incurred for services provided by our independent registered public accounting firm, PricewaterhouseCoopers LLP, during 2006 and 2005.

Fee Category	2006	2005
Audit Fees (1)	$957,200	$732,200
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	2,399	1,999

Total	$959,599	$734,199

(1)	Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Forms 10-Q and audit services provided in connection with other statutory and regulatory filings. 2006 audit fees include fees for professional services rendered in connection with our offering of seven million shares of common stock and our offering of $85 million of senior subordinated notes.

(2)	All other fees consist of fees for products and services other than the services reported above. In 2006 and 2005, these fees consisted of licensing fees for accounting research software.
Policy on Pre-Approval by Audit Committee of Services Performed by Independent Auditors
     The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. The audit committee generally will pre-approve specific audit services for the upcoming or current fiscal year, subject to a specified cost level. Any service that is not included among the pre-approved audit services and any non-audit service must be separately pre-approved by the Audit Committee Chairperson. The Chairperson reports any pre-approval decisions to the audit committee at its next scheduled meeting. The audit committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors.
     None of the services related to the audit-related fees or other fees described above was approved by the audit committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

EXPENSES RELATING TO THIS PROXY SOLICITATION
     We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors and regular employees may solicit proxies by telephone without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our common stock and obtaining the proxies of those owners.
OTHER INFORMATION
Date for Submission of Stockholder Proposals
     Under rules the SEC has established, any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2008 Annual Meeting of Stockholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042, so that we receive that notice by no later than the close of business on December 28, 2007. If you submit a stockholder proposal, you must provide your name and address, the number of shares of common stock you hold of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.
     In addition, our bylaws establish an advance-notice procedure for stockholder proposals to be brought before an annual meeting. The procedure provides that stockholders must submit proposals to us in writing containing certain information specified in our bylaws no earlier than the 180 th day and no later than the close of business on the 90 th day prior to the first anniversary of our preceding year’s annual meeting. These requirements are in addition to the SEC’s requirements with which a stockholder must comply to have a stockholder proposal included in our proxy statement. Stockholders may obtain a copy of our bylaws by making a written request to our Corporate Secretary.
     Under these bylaw provisions, we must receive stockholder proposals for our 2008 Annual Meeting of Stockholders no earlier than November 26, 2007 and no later than the close of business on February 24, 2008. Stockholders must deliver the proposals to Corporate Secretary, U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042.
     We received no stockholder proposals and no stockholder director nominations for the 2007 Annual Meeting of Stockholders.
Householding of Annual Meeting Materials
     In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (“street-name stockholders”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying annual report to stockholders may request a copy by contacting the bank, broker or other holder of record, or by contacting us by telephone at 713-499-6200, by e-mail to corporatesecretary@us-concrete.com or by mail to: U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042, Attention: Corporate Secretary. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of our future materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.

Other Matters
     The Board of Directors does not intend to bring any other matters before the annual meeting and has not been informed that any other matters are to be presented by others. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy will vote all proxies according to their best judgment. The form of proxy provides that the persons named as proxies have discretionary authority to vote on matters not known or determined on the date of this proxy statement.
By Order of the Board of Directors,

/s/ Curt M. Lindeman

Curt M. Lindeman
Vice President, General Counsel and Corporate Secretary
Houston, Texas
April 26, 2007

U.S. CONCRETE, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF U.S. CONCRETE, INC.
The undersigned hereby appoints Michael W. Harlan and Curt M. Lindeman, and each of them, with full power of substitution and resubstitution, to represent the undersigned and to vote all the shares of Common Stock in U.S. Concrete, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 24, 2007 and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April 26, 2007 (the “Proxy Statement”) and (2) in their discretion upon such other matters as may properly come before the meeting.
ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THOSE SHARES WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL NO. 1. THOSE SHARES ALSO WILL BE VOTED FOR PROPOSAL NO. 2.

Address Changes

(If you noted any Address Changes above, please mark the corresponding box on the reverse side.)
(Continued and to be signed on the reverse side).

C\O AMERICAN STOCK TRANSFER & TRUST COMPANY 6201 15TH AVE., 2ND FLOOR BROOKLYN, NY 11219	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to U.S. Concrete, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717

è	0000 0000 0000

NAME

U S CONCRETE INC	123,456,789,012.12345
U S CONCRETE INC	123,456,789,012.12345
U S CONCRETE INC	123,456,789,012.12345
U S CONCRETE INC	123,456,789,012.12345
U S CONCRETE INC	123,456,789,012.12345
U S CONCRETE INC	123,456,789,012.12345
U S CONCRETE INC	123,456,789,012.12345
U S CONCRETE INC	123,456,789,012.12345
                                                            PAGE                      1 OF                     2
☒

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	USCON1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

U.S. CONCRETE, INC.

Vote on Proposals		02	0000000000 214853454031

PROPOSAL NO. 1 Elect the seven persons listed below to serve as directors until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

NOMINEES:	01) John M. Piecuch		☐	☐	☐
	02) T. William Porter, III
	03) Michael W. Harlan
	04) Vincent D. Foster
	05) Mary P. Ricciardello
	06) Murray S. Simpson
	07) Robert S. Walker

	For	Against	Abstain

PROPOSAL NO. 2 Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.	☐	☐	☐

In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof, including procedural and other matters relating to the conduct of the meeting.

For address changes, please check this box and write them on the back where indicated.	☐

The undersigned hereby revokes all previous proxies given by the undersigned with respect to the shares represented hereby in connection with the Company’s 2007 Annual Meeting of Stockholders. This Proxy may be revoked at any time prior to a vote thereon. Receipt of the accompanying Proxy Statement and Annual Report of the Company for the fiscal year ended December 31, 2006 is hereby acknowledged.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give your full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

					123,456,789,012
					90333LB99
		P42353			15

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date